Exhibit 99.1

FOR IMMEDIATE RELEASE

New York City REIT, Inc. Completes Acquisition of 60,297 Square Feet at 196 Orchard Street for $88.8 Million

Secures 10 Year $51 Million 3.85% Fixed Rate Loan with Nationwide Life Insurance Company

Overall Portfolio Occupancy Now 94.9%

New York, July 22, 2019 / PRNewswire/ - New York City REIT, Inc. (“NYCR”), a public non-listed REIT which owns a portfolio of mixed-use office buildings and retail condominium units in New York City, announced today that on July 17, 2019 it completed the acquisition of the fee-simple interest in two retail condominium units and one commercial condominium unit totaling approximately 60,297 square feet across the ground level, second, third and sub-level floors at 196 Orchard Street for a purchase price of approximately $88.8 million, excluding closing costs.

The property is 100% leased by three high quality experiential retail tenants, Marshalls, CVS, and Equinox. High occupancy, rent escalators and a weighted average remaining lease term of 13.4 years combine to provide NYCR with expected long-term stable cash flow and contractual rent growth.

NYCR funded $51.0 million of the purchase price with proceeds from a loan from Nationwide Life Insurance Company. The loan is secured by a mortgage on the property. NYCR funded the remaining $37.8 million of the purchase price from cash on hand. The loan bears interest at a fixed rate of 3.85% and matures on August 1, 2029.

A Hodges Ward and Elliott team including Paul Gillen and Kyle van Buitenen marketed the property sale on behalf of the seller, Magnum Management and Real Estate Equities Corp. Overall portfolio occupancy is 94.9% as of July 17, 2019, up from the 94.6%, level reached as of March 31, 2019.

Michael Weil, NYCR’s Chief Executive Officer commented, “The acquisition of three modern retail condominiums at 196 Orchard Street is an exciting transaction for NYCR. The space is fully occupied by high-quality, experiential tenants subject to long-term leases with contractual rental increases. The acquisition includes attractive long-term financing and enhances NYCR’s overall portfolio.”

About NYCR

New York City REIT, Inc. is a publicly registered, non-traded real estate investment trust which as of March 31, 2019 owned seven mixed-use office and retail condominium buildings in New York, NY. Additional information about NYCR can be found on its website at www.newyorkcityreit.com.

Forward-Looking Statements

The statements in this press release that are not historical facts may be forward-looking statements. These forward looking statements involve substantial risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “would,” or similar expressions indicate a forward-looking statement, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the Risk Factors section of NYCR’s most recent Annual Report on Form 10-K for the year ended December 31, 2018 filed March 15, 2019 and all other filings filed with the Securities and Exchange Commission after that date. Further, forward-looking statements speak only as of the date they are made, and NYCR undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, except as required by law.

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